EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its January 2014 Newsletter: BDC Legislation Gaining Momentum

WHITE PLAINS, NY, Jan. 29, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") released its January 2014 newsletter today.

Business Development Companies ("BDCs") have been the subject of considerable policy discussions in Congress in recent years with the goal of modernizing the BDC regulatory framework. The discussions have resulted in the legislative branch acknowledging the important role BDCs play in providing capital to small and mid-sized businesses, yet nothing concrete has resulted thus far. However, based on our conversations with key leaders in the debate, we believe momentum is starting to build behind H.R. 31 and H.R. 1800. While bipartisan support has not previously existed, a consensus now appears to be forming around several items, representing a potential compromise in future legislative amendments. As this process continues, the likelihood is increasing that amended versions of the bills will be re-introduced in 2014 that address the treatment of off-balance sheet leverage and non-conforming assets with greater protections for investors.

The Fifth Street team takes pride in its level of transparency and thought leadership in the BDC sector. We openly shared our views on H.R. 31 in a White Paper written in July 2013 and our Chief Financial Officer, Alexander C. Frank, testified in October 2013 before the House Committee on Financial Services Subcommittee on Capital Markets and Government Sponsored Enterprises on both H.R. 31 and H.R. 1800. We continue to educate policy makers and regulators on the intricacies of the BDC industry, including the effects of explicit and implicit leverage.

FSC Expects Earnings to Meet or Exceed Its Dividend

We estimate net investment income per share should meet or exceed our current dividend level in the December quarter. This should be achievable based on strong funded originations of approximately $645 million in the December quarter which, after taking into account approximately $156 million of exits during the quarter, brought leverage to the low-end of our target range of 0.6x to 0.7x debt-to-equity (excluding SBA debentures) at quarter-end. We anticipate maintaining leverage in the March quarter within our target range.  The stronger originations, combined with maintaining target leverage, and a stable weighted average yield on debt investments provides confidence in future net investment income per share that we expect should meet or exceed the current dividend level.

Progress on the Multi-Point Plan

We continued to make progress on multiple initiatives previously discussed which should positively impact net investment income per share over time. Our venture debt and aviation leasing teams closed several deals with very attractive risk return profiles which should contribute to longer-term growth in net investment income per share, while remaining a relatively small part of the overall portfolio. Healthcare Finance Group LLC ("HFG"), our portfolio company focused on healthcare asset-based lending, recently closed its largest syndication totaling $475 million. HFG has also participated in certain deals where it provided lower-cost asset based financing and FSC provided last-out senior debt. The pipeline of potential transactions on our capital markets desk continues to increase with several investors evaluating either syndication and/or back-levering opportunities related to larger unitranche loans. These activities could potentially lead to higher velocity in the portfolio, incremental fee income and enhanced yields on certain investments, while enabling us to more efficiently manage liquidity.

We look forward to providing you with more information regarding FSC's December quarterly results which are scheduled to be released the morning of February 6, 2014, followed by a conference call at 11:00 am ET.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan Alva, Managing Director,
         Head of Strategy & Corporate Development
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com